December 18, 2019

Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, NY 10577

Re:	Jackson National Life Insurance Company of New York (“Jackson of New York”) JNLNY Separate Account I File Nos. 333-______ and 811-08401

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form N-4 for the Flexible Premium Variable and Fixed Deferred Annuity Contracts (the “Contracts”) to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account I. Legal services in connection with this opinion are provided pursuant to the Administrative Services Agreement between Jackson National Life Insurance Company and Jackson of New York. This filing constitutes an initial filing for the offering of the Contracts and Amendment No. 529 for the Separate Account.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.
JNLNY Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ ALISON SAMBORN

Alison Samborn
Senior Attorney, Legal Product Development